Exhibit 99.2

EXHIBIT A

June 22, 2006

$410,000,000 Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

Borrower:	TriMas Company LLC (the “Borrower”), a wholly owned subsidiary of TriMas Corporation (“Holdings”).
Transactions:

(a) The Borrower will refinance its existing amended and restated credit agreement dated as of June 6, 2003 (as amended as of December 17, 2003, December 21, 2004, September 29, 2005 and December 20, 2005), among Holdings, the Borrower, JPMCB (as defined below) and certain other banks and lenders (the “Existing Credit Agreement”) by having the Borrower obtain the senior secured credit facilities (the “Senior Facilities”) described below under the caption “Senior Facilities” and (b) costs and expenses (the “Transaction Costs”) incurred in connection with the Transactions (as defined below) will be paid. The transactions described in this paragraph and the other transactions contemplated hereby, are collectively referred to herein as the “Transactions”. It is intended that the definitive credit agreement providing for the Senior Facilities (the “Credit Agreement”) will be in the form of an amended and restated credit agreement, and the terms of the Credit Agreement shall be substantially similar to the terms set forth in the Existing Credit Agreement, other than changes specifically contemplated by this Term Sheet, such additional changes as may be agreed, and the deletion of terms that are no longer relevant. The date of the initial funding under the Credit Agreement is referred to herein as the “Closing Date”.

Agent:

JPMorgan Chase Bank, N.A. (“JPMCB”) will act as sole and exclusive administrative and collateral agent (collectively, the “Agent”) for a syndicate of financial institutions reasonably satisfactory to JPMCB and the Borrower (the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arranger and Bookrunner:	J.P. Morgan Securities Inc. (“JPMorgan”) will act as lead arranger and bookrunner for the Senior Facilities (the “Arranger”).
Senior Facilities:	(A) A senior secured Tranche B term loan facility in an aggregate principal amount of up to $260,000,000 (the “Term Loan Facility”).

(B)

A senior secured revolving credit facility in an aggregate principal amount of up to $100,000,000 (the “Revolving Facility”). Up to $20,000,000 of the Revolving Facility will be available in the form of swingline loans.

(C)

A senior secured synthetic facility in an aggregate principal amount of $50,000,000 (the “Synthetic L/C Facility”). The Synthetic L/C Facility will be available for letters of credit and revolving loans on terms to be determined.

(D)

The definitive documentation will include provisions under which the Borrower may obtain additional incremental term loans in an aggregate principal amount not to exceed $100,000,000 (the “Incremental Term Facility” and, together with the Term Loan Facility, the Revolving Facility and the Synthetic L/C Facility, the “Senior Facilities”) from one or more lenders, which may include one or more existing Lenders, to the extent such lenders are willing to commit to such Incremental Term Facility. The financial institutions providing such Incremental Term Facility shall be reasonably satisfactory to the Administrative Agent and the Borrower (and shall become Lenders). Existing Lenders will not be required to participate in the Incremental Term Facility. The Incremental Term Facility will have a weighted average life not less than the remaining weighted average life of the Term Loan Facility and a final maturity no earlier than the scheduled maturity of the Term Loan Facility. The interest rate margins applicable to the Incremental Term Facility will be determined by the Borrower and the relevant Lenders at the time such Incremental Term Facility is made available; provided that the Incremental Term Facility shall be subject to a “most favored nation” pricing provision that ensures that the initial yield on the Incremental Term Facility does not exceed the then applicable margin on the Term Loan Facility by more than 25 basis points. The Incremental Term Facility will be entitled to prepayments and voting rights on the same basis as the Term Loan Facility.

Up to $65,000,000 of (i) the Revolving Facility and (ii) the Synthetic L/C Facility, in the aggregate, will be available in the form of letters of credit.

Purpose:	(A)	The net proceeds of the Term Loan Facility will be

used by the Borrower on the Closing Date, solely (a) to effect the refinancing of the Existing Credit Agreement and (b) to pay the Transaction Costs.
	(B)	The proceeds of loans under the Revolving Facility will be used for general corporate purposes.
	(C)	Letters of credit under the Revolving Facility will be used on and after the Closing Date for general corporate purposes.
	(D)	The Incremental Term Facility will be used solely (a) to repurchase outstanding bonds or (b) to finance acquisitions, in each case, to the extent permitted under the Credit Agreement.
	(E)	Letters of credit under the Synthetic L/C Facility will be used for general corporate purposes.
Availability:	(A)	The full amount of the Term Loan Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.
(B)

Loans under the Revolving Facility will be available on the Closing Date and at any time prior to the final maturity of the Revolving Facility. Amounts repaid under the Revolving Facility may be reborrowed.

(C)

The full amount of the Synthetic L/C Facility will be available for loans or letters of credit on and after the Closing Date, which shall be issued in the manner described below under the caption “Letters of Credit”. Repayments of loans and letter of credit reimbursements will be deposited in the Credit-Linked Deposit Account (as defined below) and such deposits will be available to be reborrowed or to support the issuance of additional letters of credit on a daily basis.

(D)

The Incremental Term Facility will be made available after the Closing Date and at any time prior to the final maturity date of the Term Loan Facility only if, after giving pro forma effect thereto, (a) no default or event of default exists and (b) the Senior Leverage Ratio (as defined in the Existing Credit Agreement) will not exceed 2.50 to 1.00.

Interest Rates and Fees:	As set forth on Annex I hereto.
Default Rate:	Consistent with the Existing Credit Agreement, with

respect to overdue principal, the applicable interest rate plus 2.0% per annum and, with respect to any other overdue amount, the interest rate applicable to ABR loans plus 2.0% per annum.
Letters of Credit:

Letters of credit (a) under the Revolving Facility will be issued by JPMCB or one of its affiliates or another Lender and (b) under the Synthetic L/C Facility will be issued by JPMCB (the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility or the Synthetic L/C Facility, as the case may be, unless cash collateralized (in an amount equal to 105% of the undrawn face amount) in a manner reasonably satisfactory to the issuing lender prior to the date 30 days prior to the final maturity of the Revolving Facility or the Synthetic L/C Facility, as the case may be; provided that any letter of credit having a 12-month tenor may provide for the renewal of such letter of credit for additional 12-month periods (which shall, in no event, extend beyond the date referred to in clause (b) above).

The Lenders under the Synthetic L/C Facility will pre-fund their participations in letters of credit thereunder to JPMCB (in such capacity, the “Deposit-Account Agent”) to be held by the Deposit-Account Agent in a credit-linked deposit account over which the Deposit-Account-Agent will have sole dominion and control (the “Credit-Linked Deposit Account”).

Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, (a) in the case of letters of credit under the Revolving Facility, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro  rata based upon their respective Revolving Facility commitments, and (b) in the case of letter of credit under the Synthetic L/C Facility, the Deposit-Account Agent will apply monies on deposit in the Credit-Linked Deposit Account to reimburse the Issuing Bank.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.
Final Maturity and Amortization:	(A)	The Term Loan Facility will mature on the date that is seven years after the Closing Date, provided that if Holdings’ 9.875% Senior Subordinated Notes due 2012 (the “Subordinated Notes”) are

outstanding on February 28, 2012, the Term Loan Facility will mature on February 28, 2012. The Term Loan Facility will amortize on a quarterly basis in an amount equal to 0.25% per quarter during the period of six years and nine months after the Closing Date, with the balance payable at maturity.

	(B)	The Revolving Facility will mature on the date that is five years after the Closing Date.
	(C)	The Synthetic L/C Facility will mature on the date that is five years after the Closing Date.
Guarantees:

Consistent with the Existing Credit Agreement, all obligations of the Borrower under the Senior Facilities and under any interest rate protection or other hedging arrangements entered into with a Lender (or any affiliate thereof), and any obligations in respect of overdrafts and related liabilities owed to a Lender (or an affiliate thereof) arising from treasury, depository or other cash management services will be unconditionally guaranteed (the “Guarantees”) by Holdings and by each existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to Holdings or the Borrower would result therefrom, foreign) subsidiary of Holdings.

Security:

Consistent with the Existing Credit Agreement, the Senior Facilities, the Guarantees and any interest rate protection and other hedging arrangements entered into with a Lender (or any affiliate thereof), and any obligations in respect of overdrafts and related liabilities owed to a Lender (or an affiliate of a Lender) arising from treasury, depository or other cash management services will be secured by substantially all the assets of Holdings and the Borrower and each other existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to Holdings or the Borrower would result therefrom, foreign) subsidiary of Holdings (collectively, the “Collateral”), including but not limited to (a) a first-priority pledge of all the capital stock held by Holdings or any other domestic (or, subject to the foregoing limitation, foreign) subsidiary of Holdings, of each existing and subsequently acquired or organized subsidiary of Holdings (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the capital stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to Holdings or the Borrower)

and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of Holdings and each existing or subsequently acquired or organized domestic subsidiary of Holdings.

Mandatory Prepayments:

Consistent with the Existing Credit Agreement, loans under the Term Loan Facility shall be prepaid without premium or penalty with (a) (i) if the total leverage ratio is 3.25 to 1.00 or greater, 50% of Excess Cash Flow, (ii) if the total leverage ratio is less than 3.25 to 1.00 but greater than 2.00 to 1.00, 25% of Excess Cash Flow and (iii) otherwise, 0%, (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Holdings and its subsidiaries (including casualty, insurance and condemnation proceeds), subject to thresholds, reinvestment rights and other limited exceptions specified in the Existing Credit Agreement, and (c) 100% of the net cash proceeds of issuances of debt obligations of Holdings and its subsidiaries, other than permitted debt.

The above-described mandatory prepayments shall be applied to reduce the remaining amortization payments under the Term Loan Facility in a manner specified in the Existing Credit Agreement.
Voluntary Prepayments/ Reductions in Commitments:

Consistent with the Existing Credit Agreement, voluntary prepayments of borrowings under the Senior Facilities, and voluntary reductions of the unutilized portion of the Revolving Facility commitments, will be permitted at any time, in minimum principal amounts specified in the Existing Credit Agreement, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR (as defined in Annex I attached hereto) borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Loan Facility shall be applied to reduce the remaining amortization payments under the Term Loan Facility in a manner specified in the Existing Credit Agreement.

Representations and Warranties:

Consistent with the Existing Credit Agreement, including, without limitation, accuracy of financial statements; no material adverse change; absence of litigation; no violation of agreements or instruments; compliance with laws (including but not limited to ERISA, margin regulations and environmental laws); payment of taxes; ownership of properties; inapplicability of the Investment Company Act;

solvency; effectiveness of regulatory approvals; labor matters; environmental matters; accuracy of information; validity, priority and perfection of security interests in the collateral; and enforceability of the Guarantees.

Conditions Precedent to Initial Borrowing:

Usual for facilities and transactions of this type, those specified below and others to be reasonably specified by the Agent, including, without limitation, delivery of satisfactory legal opinions and other documents reasonably requested by the Agent; first-priority perfected security interests in the Collateral (free and clear of all liens, subject to limited exceptions to be agreed upon); execution of the Guarantees, which shall be in full force and effect; accuracy of representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the Transactions and the other transactions contemplated hereby; evidence of authority; compliance with applicable laws and regulations (including but not limited to ERISA, margin regulations and environmental laws); absence of material adverse change in the business, operations, properties, assets, condition (financial or otherwise) or material agreements of Holdings and its subsidiaries, taken as a whole, since December 31, 2005; payment of fees and expenses; and obtaining of reasonably satisfactory insurance.

Affirmative Covenants:

Consistent with the Existing Credit Agreement, including, without limitation, maintenance of existence and rights; payment of obligations; delivery of audited annual financial statements for Holdings and unaudited quarterly financial statements for Holdings and other financial information and information, if any, required under the U.S.A. Patriot Act; delivery of notices of default, litigation and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

Negative Covenants:

Consistent with the Existing Credit Agreement with such modifications as shall be agreed (including replenishment of previously utilized debt, lien and investment baskets and baskets in financial definitions), including, without limitation, limitations on dividends or other distributions on capital stock; limitations on redemptions and repurchases of capital stock; limitations on loans, guarantees and advances; prohibition of prepayments, redemptions and repurchases of debt (other than (a) loans under the Senior Facilities, (b)

prepayments of leases in an amount up to $25,000,000 and (c) as described below); limitations on liens, sale-leaseback transactions and certain other lease transactions; limitations on loans and investments; limitations on debt (including limitations on hedging arrangements); limitations on the issuance of preferred stock; limitations on recapitalizations, acquisitions and asset sales (provided that up to (a) 15% of the assets of the Borrower may be sold in any fiscal year and (b) 25% of the assets of the Borrower may be sold, in the aggregate, prior to the final maturity of the Senior Facilities, in each case, so long as 100% of the net cash proceeds are used to prepay the Term Loan Facility, subject to certain thresholds, reinvestment rights and other limited exceptions for specified assets (to be defined)); limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries; prohibition on change in status of Holdings as a passive holding company and limitations on amendments of debt and material documents.

The Credit Agreement will permit Holdings or the Borrower (a) to refinance outstanding bonds with subordinated debt having priority and terms substantially similar to such outstanding bonds, (b) to repurchase outstanding bonds with proceeds from issuances of equity and/or the portion of Excess Cash Flow not subject to mandatory prepayment and (c) to repurchase outstanding bonds in an amount up to (i) if the total leverage ratio (pro forma for such repurchase) would be less than 3.25 to 1.00, $125,000,000, (ii) if the total leverage ratio (pro forma for such repurchase) would be less than 4.25 to 1.00 but greater than 3.25 to 1.00, $75,000,000 and (iii) otherwise, $25,000,000.

If an initial public offering is completed, the net cash proceeds shall be used to prepay amounts outstanding under the Senior Facilities or the Subordinated Notes; provided, however, that up to $50,000,000 of such proceeds may be used for lease prepayments.

Financial Covenants:

Consistent with the Existing Credit Agreement, financial covenants shall be (a) a maximum total leverage ratio of (i) 5.75 to 1.00 for the second, third and fourth fiscal quarters of 2006, (ii) 5.65 to 1.00 for the first and second fiscal quarters of 2007, (iii) 5.50 to 1.00 for the third fiscal quarter of 2007 and (iv) 5.25 to 1.00 for the fourth fiscal quarter of 2007, (b) a minimum interest coverage ratio of (i) 1.50 to 1.00 for the second and third fiscal quarters of 2006, (ii) 1.70 to 1.00 for the fourth fiscal quarter of 2006 and the first fiscal quarter of 2007, (iii) 1.85 to 1.00 for the second and third fiscal quarters of 2007 and (iv) 1.90 to 1.00 for the fourth fiscal quarter of 2007 and (c) limitations on capital expenditures of $40,000,000 in each of 2006 and 2007, with such limit increasing 10% in each year thereafter or, in the event of an acquisition, as defined. Future financial covenant levels and ratios beyond those set forth herein will be at levels and ratios to be agreed upon.

The definition of the term “Consolidated EBITDA” (as defined in the Existing Credit Agreement) will be amended to include addbacks for (a) discontinued operations, (b) the non-cash effect of lease prepayments and (c) a one-time monitoring agreement termination fee of $10,000,000 in connection with an initial public offering.

Events of Default:

Consistent with the Existing Credit Agreement, including, without limitation, nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of security documents or Guarantees and change in control.

Voting:

Consistent with the Existing Credit Agreement, amendments and waivers of the Credit Agreement and the other definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Facilities (the “Required Lenders”), except that (a) the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (i) increases in commitments of such Lender, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled amortization or final maturity and (iv) releases of all or substantially all the Collateral or the Guarantees and (b) the consent of Lenders holding more than 50% of any class of loans under the Senior Facilities shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of such class in respect of payments or Collateral in a manner different than such amendment or waiver affects the other class.

Cost and Yield Protection:	Consistent with the Existing Credit Agreement and usual for facilities and transactions of this type.
Assignments and Participations:	Consistent with the Existing Credit Agreement, the

Lenders will be permitted to assign all or a portion of their loans and commitments to other Lenders with the consent of (a) the Borrower (unless a default or event of default has occurred and is continuing or such assignment is to a Lender, an affiliate of a Lender or an approved fund), (b) the Agent (unless such assignment is an assignment of a loan under the Term Loan Facility to a Lender, an affiliate thereof or an approved fund) and (c) the Issuing Bank (unless such assignment is an assignment of a loan under the Term Loan Facility), in each case not to be unreasonably withheld. Consistent with the Existing Credit Agreement, each assignment (except to other Lenders or their affiliates) will be in a minimum amount of (a) $5,000,000 in respect of loans and commitments under the Revolving Facility and (b) $1,000,000 in respect of loans and commitments under the Term Loan Facility and the Synthetic L/C Facility. Consistent with the Existing Credit Agreement, the Agent will receive a processing and recordation fee of $3,500, payable by the assignor and or the assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata among the Senior Facilities.

Consistent with the Existing Credit Agreement, the Lenders will be permitted to participate in loans and commitments without restriction to other financial institutions. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of scheduled amortization or final maturity and (d) releases of all or substantially all the Collateral or the Guarantees.

Expenses and Indemnification:

Consistent with the Existing Credit Agreement, all reasonable out-of-pocket expenses (including, without limitation, expenses incurred in connection with due diligence) of the Arranger and the Agent associated with the syndication of the Senior Facilities and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the Credit Agreement and the other documentation contemplated hereby and thereby (including the reasonable fees, disbursements and other charges of counsel) are to be paid by the Borrower. In addition, all reasonable out-of-pocket expenses of the Lenders for enforcement costs and documentary taxes associated with the Senior Facilities are to be paid by the Borrower.

Consistent with the Existing Credit Agreement, the Borrower will indemnify the Arranger, the Agent and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of the Arranger, the Agent and the other Lenders arising out of or relating to any claim or any litigation or other proceedings (regardless of whether the Arranger, the Agent or any other Lender is a party thereto and regardless of whether such claim, litigation or other proceedings is brought by a third party or by any of its subsidiaries) that relate to the Transactions or any other transactions contemplated hereby, provided that none of the Arranger, the Agent or any other Lender will be indemnified for its gross negligence, bad faith or willful misconduct.

Governing Law and Forum:	New York.
Counsel to Agent and Arranger:	Cravath, Swaine & Moore LLP.

ANNEX I

Interest Rates:	The initial interest rates for the loans made under the Senior Facilities will be as follows:
Term Loan Facility At the option of the Borrower, Adjusted LIBOR plus 2.75% to 3.00% or ABR plus 1.75% to 2.00%.
Revolving Facility At the option of the Borrower, Adjusted LIBOR plus 2.75% or ABR plus 1.75%.
Synthetic L/C Facility Adjusted LIBOR plus 2.75% to 3.00%.

The interest rates in respect of the Term Loan Facility and the Synthetic L/C Facility will be decreased by 0.50% after completion of an initial public offering and if the Senior Facilities are rated B1 (with stable outlook) or better by Moody’s and B+ (with stable outlook) or better by S&P.

The interest rates in respect of the Revolving Facility shall be subject to a ratings based pricing grid with stepdowns to be agreed upon.
All Senior Facilities The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings or 9 or 12 months with the approval of all applicable lenders.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months or 90 days, as the case may be.

ABR is the Alternate Base Rate, which is the higher of JPMCB’s Prime Rate and the Federal Funds Effective Rate plus ½ of 1%.
Adjusted LIBOR will at all times include statutory reserves.
Letter of Credit Fee:

Consistent with the Existing Credit Agreement, a per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee of 0.25% per annum on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Synthetic L/C Facility:

The Deposit-Account Agent shall pay to the Lenders under the Synthetic L/C Facility, quarterly in arrears, a rate per annum equal to the 3-month LIBOR on the amount on deposit in the Credit-Linked Deposit Account, less 0.15% per annum, representing administrative cost of maintaining the Credit-Linked Deposit Account (the “Administrative Cost”). The Borrower shall pay to the Lenders under the Synthetic L/C Facility, quarterly in arrears, a facility fee equal to 2.75% to 3.00% on the amount on deposit in the Credit-Linked Deposit Account plus the Administrative Cost. All fees provided for in this paragraph shall be calculated based on the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Synthetic L/C Facility pro  rata in accordance with the amount of each such Lender’s Synthetic L/C Facility commitment.

Commitment Fees:

With respect to any day, 0.50% per annum on the undrawn portion of the commitments in respect of the Revolving Facility commencing to accrue on the Closing Date and payable quarterly in arrears after the Closing Date.